Exhibit 99.1

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Apexigen and Brookline Capital Acquisition Corp. Joint Conference Call

Mar 18, 2022

CORPORATE PARTICIPANTS

Dr. Samuel P. Wertheimer, Chairman and Chief Executive Officer, Brookline Capital Acquisition Corp.

Francis Sarena, Chief Operating Officer, Apexigen, Inc.

Dr. Xiaodong Yang, Chief Executive Officer, Apexigen, Inc.

PRESENTATION

Operator

Good morning, and welcome to the Apexigen and Brookline Capital Acquisition Corp. joint conference call. My name is Daryl, and I will serve as your conference call Operator. At this time, all participants are in a listen-only mode. If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad. As a reminder, this conference is being recorded.

Joining me on the call today will be:

•	Dr. Samuel P. Wertheimer, Chairman and Chief Executive Officer of Brookline Capital Acquisition Corp.

•	Dr. Xiaodong Yang, Chief Executive Officer of Apexigen

•	Francis Sarena, Chief Operating Officer of Apexigen

Before we begin, I would like to remind everyone that today’s conference call will include certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements regarding the potential completion of a business combination between Apexigen and Brookline Capital Acquisition Corp., Apexigen’s research and development programs and the financial outlook of the combined companies. Actual results may differ from those indicated by these forward-looking statements due to numerous factors, including those that will be discussed in the Risk Factors section of Brookline Capital Acquisition Corp.’s Registration Statement on Form S-4 that the company will file with the SEC. Brookline and Apexigen’s expectations and assumptions could change. While Brookline may elect to update these forward-looking statements in the future, Brookline and Apexigen specifically disclaim any obligation to do so even if their views change.

At this time, it’s my pleasure to turn the call over to Dr. Samuel Wertheimer. Sir, you may now begin.

Apexigen and Brookline Capital Acquisition Corp. Joint Conference Call, March 18, 2022

Dr. Samuel P. Wertheimer

Thank you, Operator, and good morning, everyone. I’m thrilled to speak to you today about Apexigen and Brookline Capital Acquisition Corp.’s business combination agreement. Our goal at Brookline Capital Acquisition Corp was to identify an exceptional investment opportunity with the potential to lead transformative treatments and deliver remarkable benefits for patients worldwide. We believe we identified that opportunity in Apexigen. We look forward to sharing our vision for the future with you today.

We believe Apexigen’s validated APXiMAB™ antibody discovery technology platform and expanding pipeline of innovative antibody therapeutics hold significant promise across multiple cancer indications with high unmet needs, as well as potential applications beyond oncology. Further, we have the utmost confidence in management’s ability to lead Apexigen through this next phase of growth as a publicly listed company, to reach new inflection points across its pipeline and to drive long-term value for stockholders. I would like to hand the call over to Francis, to touch upon the highlights of the transaction, and to Xiaodong, who will provide an overview of Apexigen’s impressive immuno-oncology pipeline.

Francis Sarena

Thank you, Sam.

Upon closing of the transaction, Brookline Capital Acquisition Corp. will be renamed Apexigen, Inc. We expect to close the merger in July 2022 and thereafter list our shares on Nasdaq under the ticker symbol APGN. In connection with the merger, a group of healthcare investors and existing Apexigen stockholders have committed to participate in the transaction through a $15 million common stock and warrant PIPE at a purchase price of $10 per unit consisting of one share and a half warrant for one share. Gross proceeds of the transaction available to the Combined Company will be approximately $73 million— assuming no redemptions from Brookline’s trust account and before the transaction expenses. In addition, Brookline and Lincoln Park Capital have entered into a committed investment agreement under which the Combined Company would have the right to direct Lincoln Park to purchase up to an aggregate of $50 million of common stock of the Combined Company over a 24-month period, providing financing flexibility to the Combined Company. A summary of the transaction and of Apexigen’s business were included in Brookline’s 8-K filing announcing this transaction.

ViaVid has made consideration efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Apexigen and Brookline Capital Acquisition Corp. Joint Conference Call, March 18, 2022

We are excited about the opportunity this transaction presents and about what’s to come for Apexigen. On that note, I’ll now turn the call over to Xiaodong.

Dr. Xiaodong Yang

Thank you, Francis, and thanks to everyone for joining today. We are confident that this transaction has the potential to create meaningful value for patients and stockholders and will serve as an important growth driver for Apexigen.

This is an important step toward executing Apexigen’s vision and fulfilling our mission. I am incredibly honored to continue leading Apexigen as Chief Executive Officer in this exciting new chapter. I look forward to leveraging my experience leading drug discovery and development programs in oncology to advance the clinical development of our promising immuno-oncology pipeline. Joining me from the Apexigen team are accomplished industry veterans with deep biopharmaceutical expertise, proven track records and leadership abilities and a fierce drive to improve patient outcomes. Francis Sarena, our Chief Operating Officer, is a seasoned biotech executive with a track record of operational success and transactional acumen. He brings significant executive experience in strategic planning and execution, business development, investor relations, legal and IP as well as organizational development. Francis spent ten years in positions of increasing responsibility at Five Prime Therapeutics, most recently as Chief Strategy Officer. Mr. Sarena was a key leader in

•	Five Prime’s transition from a private, research-focused company to a public, clinical-stage company with a growing pipeline of cancer therapies and

•	In the sale of Five Prime to Amgen in 2021.

Dr. Frank Hsu, our Chief Medical Officer, brings more than 25 years of experience in cancer drug development in biotech and academia. Frank has advanced multiple biologics from early preclinical development through first-in-human studies and late-stage clinical development. Most recently, Frank served as Chief Medical Officer at Oncternal Therapeutics, and before that he served as Vice President and Head of Oncology at Immune Design Corporation, where he was responsible for development of several immuno-oncology programs, prior to its acquisition by Merck.

ViaVid has made consideration efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Apexigen and Brookline Capital Acquisition Corp. Joint Conference Call, March 18, 2022

Linda Rubinstein, our Interim Chief Financial Officer since 2018, has over 30 years of operational, financial and capital markets experience. Throughout her impressive career as chief financial officer, Linda has led the finance functions at research and commercial stage companies and has greatly contributed to operations and strategy.

Our management team also includes Jason Wright, Apexigen’s SVP of CMC, and Amy Wong, our SVP of Finance and Operations.

When we founded Apexigen, our mission was to usher in the next generation of antibody therapeutics with an emphasis on new immuno-oncology products to combat and eradicate cancer. Apexigen is focused on discovering and developing innovative drugs that enhance tumor-specific immunity. Our validated APXiMAB platform enables the discovery of antibodies with unique attributes against known and novel immune system targets. This platform has enabled Apexigen and its licensing partners to discover and develop high-quality therapeutic antibodies against a variety of molecular targets, including targets that are difficult to drug with conventional therapeutic antibody technologies.

Apexigen’s clinical pipeline includes sotigalimab and five out-licensed product candidates that were discovered using the APXiMAB platform. One of these programs has reached commercialization and is generating royalties for Apexigen and the other four are advancing in clinical development.

Apexigen’s immediate clinical opportunity and lead product candidate, sotigalimab or sotiga, is currently in Phase 2 development for multiple cancer indications, including post-PD-1 melanoma, esophageal and gastro-esophageal junction cancer, sarcoma, rectal cancer and ovarian cancer. Sotiga is a humanized antibody and a potent CD40 agonist that is designed to reverse systemic immune suppression through the activation of several mechanisms of immune function. CD40 is a co-stimulatory receptor that is essential for activating both the innate and adaptive arms of the immune system. Activation of CD40 initiates and amplifies a multi-cellular immune response, causing components of both arms of the immune system to work in concert to attack and kill tumor cells. As such, CD40 activation could play a fundamental role in tumor-specific immune activation.

ViaVid has made consideration efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Apexigen and Brookline Capital Acquisition Corp. Joint Conference Call, March 18, 2022

Emerging data across our broad development program suggest there is significant opportunity for sotiga to be the best-in-class CD40 agonist antibody. We recently presented exciting Phase 2 data at SITC, demonstrating that the combination of nivolumab and sotiga led to prolonged tumor response or prolonged disease control in anti-PD-L1 or anti-PD-1 refractory melanoma patients with a favorable safety and tolerability profile. Objective response rate, or ORR, in this refractory population was 15.2% with a stable disease rate of 30% in the 33 evaluable patients. We observed durable responses of more than 25 months, and at completion of therapy and study follow-up, 4 of the 5 responding patients remained in partial response without further systemic therapy. Stable disease was observed up to 14.8 months. Adverse events considered related to sotiga or nivolumab or both were predominantly grade 1 or 2 and transient. There was a low incidence of reported infusion reactions and no cytokine release syndrome. Serious adverse events were reported in 15.8% of patients, but none were considered related to either study agent. Immune-related adverse events occurred infrequently and, importantly, not more than expected with nivolumab alone. While a small subset of patients with metastatic melanoma who progress while on PD-1 blockade therapy may exhibit delayed tumor shrinkage —presumably due to resolving (inflammatory) pseudo-progression—the vast majority of patients will not. Patients with confirmed refractory disease respond poorly to current treatments, representing a critical unmet need for effective new therapies. In summary, melanoma patients who are refractory to anti-PD-1 therapy have very few options and we remain encouraged by the clinical benefit of sotiga in combination with nivolumab that we observed in this trial.

We have also observed evidence of sotiga activity in other settings, including complete responses observed with sotiga in monotherapy for first-line melanoma; higher-than-historical pathologic complete response rates in neoadjuvant esophageal and gastroesophageal junction cancer patients given sotiga in combination with chemoradiation; and both clinical benefit and on-mechanism and differentiated biomarker activity observed with the combination of sotiga and standard-of-care gemcitabine/nab-paclitaxel in pancreatic cancer patients.

ViaVid has made consideration efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Apexigen and Brookline Capital Acquisition Corp. Joint Conference Call, March 18, 2022

Taken together, these data speak to the promise of sotiga-based combinations and their potential to pave the way for novel immuno-oncology strategies that could provide meaningful benefit to patients across with multiple tumor settings. Our Phase 2 program is well underway, and we look forward to building upon our foundation of compelling proof-of-concept data and delivering on key near-term development milestones, including preliminary data from our ongoing Phase 2 clinical study of sotiga in combination with chemoradiation as a neoadjuvant therapy in esophageal and gastro-esophageal junction cancer in the first half of 2022, as well as preliminary data from the Phase 2 study of sotiga in combination with standard-of-care chemotherapy in advanced sarcoma by the end of 2022. Apexigen owns global rights to sotiga.

Moving next to our preclinical programs: The first, APX601, is an anti-TNFR2 antagonist antibody which is designed to reverse immune suppression in the tumor microenvironment and unleash immune-mediated tumor killing activity through multiple mechanisms of action. APX601 can

•	Deplete and inactivate immunosuppressive T regulatory cells that express TNFR2,

•	Reverse myeloid-mediated T cell suppression and

•	Directly kill TNFR2-expressing tumor cells.

APX601 shows potent anti-tumor activity and is well-tolerated in preclinical models. We plan to develop APX601 for the treatment of multiple tumor indications of unmet medical need and plan to file an IND application for APX601 in mid-2022.

Another exciting preclinical program is APX801, which addresses an undisclosed target. APX801 is an NK cell engager that can stimulate anti-tumor immune response leading to killing of tumor cells by specifically activating NK cells.

We look forward to updating you in the future on our progress towards achieving the multiple value-driving milestones across our pipeline.

ViaVid has made consideration efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262     1-604-929-1352     www.viavid.com

Apexigen and Brookline Capital Acquisition Corp. Joint Conference Call, March 18, 2022

Xiaodong (Closing)

In closing, we are thrilled to share our progress with you today. This transaction enhances our ability to meet the needs of patients by advancing the development of our immuno-oncology pipeline; strengthens Apexigen financially; and unleashes value for our stockholders. Brookline Capital Acquisition Corp. is a great partner for this transaction and together, we look forward to delivering on our shared vision to overcome outstanding challenges in oncology.

Before we conclude today’s call, I would like to thank our partners and investors who have made this transformative deal possible, and I’d like to share our gratitude with the Apexigen team; the patients, their families and investigators who have helped advance our clinical development efforts; as well as our passionate global and entrepreneurial investors, who remain steadfast in their mission to deliver innovative life-changing immuno-oncology therapeutics to patients around the world.

Thank you for joining the call today and stay safe.

Operator

Ladies and gentlemen, this concludes today’s conference call. You may disconnect your lines at this time. Thank you for your participation.

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ViaVid has made consideration efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262     1-604-929-1352     www.viavid.com